Exhibit 1.1

November 30, 2011

CSCA Capital Advisors, LLC
280 Park Avenue
New York, New York  10017

Re:	Placement of Common Stock of Monmouth Real Estate Investment Corporation

Dear Sirs:

This letter (the “Agreement”) confirms our agreement to retain CSCA Capital Advisors, LLC (the “Placement Agent”) as our exclusive agent for a period commencing on the date of this letter and terminating on December 5, 2011, unless extended by the parties, to introduce Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), to certain investors as prospective purchasers (the “Offer”) of up to 2,000,000 shares (the “Shares”) (such number of shares actually sold, the “Securities”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”).  The engagement described herein (i) may be terminated by the Company at any time prior to the Closing (as defined below) and (ii) shall be in accordance with applicable laws and pursuant to the following procedures and terms and conditions.

1.           The Company will:

(a)           Cause the Company’s independent public accountants to address to the Company and the Placement Agent and deliver to the Company, the Placement Agent and the Purchaser (as such term is defined in the Purchase Agreement and the Additional Purchase Agreement, each dated the date hereof and each between the Company and the purchaser party thereto (together, the “Purchase Agreements”)) (i) a letter or letters (which letters are frequently referred to as “comfort letters”) dated the date hereof, and (ii) if so requested by the Placement Agent, a “bring-down” letter delivered the date on which the sale of the Securities is consummated pursuant to the Purchase Agreements (such date, a “Closing Date” and the time of such consummation on the Closing Date, a “Closing,”), which, with respect to the letter or letters referred to in clause (i) above, will be substantially in the form attached hereto as Annex I, and with respect to the letter or letters referred to in clause (ii) above, will be in form and substance reasonably satisfactory to the Placement Agent.

(b)           On the Closing Date, cause special securities counsel to the Company to deliver opinions to the Placement Agent substantially in the form of Annex II hereto and otherwise in form and substance reasonably satisfactory to the Placement Agent and its counsel, and cause the Maryland counsel to the Company to deliver opinions to the Placement Agent substantially in the form of Annex III hereto.

(c)           Prior to the Closing, the Company shall not sell or approve the solicitation of offers for the purchase of additional Shares in excess of the amount which shall be authorized by the Company or in excess of the aggregate offering price of the Shares registered pursuant to the Registration Statement (as defined below).

(d)           Use the proceeds of the offering contemplated hereby as set forth under the caption “Use of Proceeds” in the Prospectus Supplement (as defined below).

(e)           On the Closing Date, the Company shall deliver to the Placement Agent a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, setting forth that each of the representations and warranties contained in this Agreement shall be true on and as of the Closing Date as if made as of the Closing Date and each of the conditions and covenants contained herein shall have been complied with to the extent compliance is required prior to the Closing Date, and shall have delivered such other customary certificates as the Placement Agent shall have reasonably requested.

2.           The Company authorizes the Placement Agent to use the Prospectus (as defined below) in connection with the Offer for such period of time as any such materials are required by law to be delivered in connection therewith and the Placement Agent agrees to do so.

3.

(a)           The Placement Agent will use commercially reasonable efforts on behalf of the Company in connection with the Placement Agent’s services hereunder.  No offers or sales of Securities shall be made to any person without the prior approval of such person by the Company, such approval to be at the reasonable discretion of the Company.  The Placement Agent’s aggregate fee for its services hereunder will be an amount equal to 2.5% of the gross proceeds from the sale of Securities sold to the Purchaser that are not affiliates of the Placement Agent (such fee payable by the Company at and subject to the consummation of the Closing).  The Company, upon consultation with the Placement Agent, may establish in the Company’s discretion a minimum aggregate amount of Shares to be sold in the offering contemplated hereby, which minimum aggregate amount shall be reflected in the Prospectus.  The Placement Agent will not enter into any agreement or arrangement with any broker, dealer or other person in connection with the placement of Securities (individually, a “Participating Person” and collectively, “Participating Persons”) which will obligate the Company to pay additional fees or expenses to or on behalf of a Participating Person without the prior written consent of the Company, it being understood that Weeden & Co. L.P. will be acting as settlement agent (the “Settlement Agent”) in connection with the Closing and the Company will pay the fees and expenses of the Settlement Agent at the rate of $0.02 per Security sold (and the Placement Agent shall pay fees and expenses of the Settlement Agent in excess of such rate, if any).

(b)           The Company agrees that it will pay its own costs and expenses incident to the performance of its obligations hereunder whether or not any Securities are offered or sold pursuant to the Offer, including, without limitation, (i) the filing fees and expenses, if any, incurred with respect to any filing with the New York Stock Exchange, (ii) all costs and expenses incident to the preparation, issuance, execution and delivery of the Securities, (iii) all costs and expenses (including filing fees) incident to the preparation, printing and filing under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, including, without limitation, in each case, all exhibits, amendments and supplements thereto, (iv) all costs and expenses incurred in connection with the required registration or qualification of the Securities issuable under the laws of such jurisdictions as the Placement Agent may reasonably designate, if any, (v) all costs and expenses incurred by the Company in connection with the printing (including word processing and duplication costs) and delivery of the Prospectus, any Issuer Free Writing Prospectus and the Registration Statement (including, without limitation, any preliminary and supplemental blue sky memoranda) including, without limitation, mailing and shipping, (vi) all fees and expenses incurred in marketing the Offer, and (vii) the fees and disbursements of Stroock & Stroock & Lavan LLP, special securities counsel to the Company, Venable LLP, special Maryland counsel to the Company, any other counsel to the Company, and PKF LLP, auditors to the Company.  In addition, the Company agrees to reimburse the Placement Agent for all out-of-pocket expenses of the Placement Agent in connection with the Offer including, without limitation, the reasonable legal fees, expenses and disbursements of the Placement Agent’s counsel in connection with the Offer in an amount not to exceed $30,000.

(c)           The Company will indemnify and hold harmless the Placement Agent and each of its partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person, if any, controlling the Placement Agent or any of its affiliates within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Placement Agent Indemnitees”), from and against any and all losses, claims, damages, liabilities or costs (and any reasonable legal or other expenses incurred by such Placement Agent in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) in any way relating to, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in the Prospectus, any Preliminary Prospectus (as defined below) or any Issuer Free Writing Prospectus (as defined below) or in any way relating to, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Such indemnity agreement shall not, however, apply to any such loss, claim, damage, liability, cost or expense (i) if such statement or omission was made in reliance upon or in conformity with information furnished in writing to the Company by the Placement Agent or its affiliates expressly for use in the Prospectus Supplement, or (ii) which is held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of (x) the gross negligence or willful misconduct of the Placement Agent, any Placement Agent Indemnitee described in this paragraph 3(c), the Purchaser or (y) a breach of the Placement Agent’s representations and warranties in paragraph 5 hereof.

(d)           The Placement Agent will indemnify and hold harmless the Company and each of its directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person controlling the Company or any of its affiliates within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs or expenses (and any reasonable legal or other expenses incurred by such indemnitee in investigating or defending the same or in giving testimony or furnishing documents in response to a request of any government agency or to a subpoena) (i) which are held in a final judgment of a court of competent jurisdiction (not subject to further appeal) to have arisen out of the gross negligence or willful misconduct of such Placement Agent or any of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, or any person controlling the Placement Agent or any of its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act or (ii) relating to, arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in any way relating to, arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon or in conformity with information furnished in writing to the Company by the Placement Agent or its affiliates expressly for use in the Prospectus Supplement, or (iii) which result from violations by the Placement Agent of law or of requirements, rules or regulations of federal or state securities regulators, self-regulatory associations or organizations in the securities industry, stock exchanges or organizations with similar functions or responsibilities with respect to securities brokers or dealers, as determined by a court of competent jurisdiction or applicable federal or state securities regulators, self-regulatory associations or organizations in the securities industry or stock exchanges or organizations, as applicable.

(e)           If any action, proceeding or investigation is commenced as to which any indemnified party hereunder proposes to demand indemnification under this Agreement, such indemnified party will notify the indemnifying party with reasonable promptness.  The indemnifying party shall have the right to retain counsel of its own choice (which counsel shall be reasonably satisfactory to the indemnified party) to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnified party and any counsel designated by the indemnified party; provided, however, it is understood and agreed that if the indemnifying party assumes the defense of a claim for which indemnification is sought hereunder, it shall have no obligation to pay the expenses of separate counsel for the indemnified party, unless defenses are available to the indemnified party that make it impracticable for the indemnifying party and the indemnified party to be represented by the same counsel in which case the indemnified party shall be entitled to retain one counsel.  The indemnifying party will not be liable under this Agreement for any settlement of any claim against the indemnified party made without the indemnifying party’s written consent.

(f)           In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this paragraph 3 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Company, on the one hand, and the Placement Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities or costs to which the indemnified persons may be subject in accordance with the relative benefits received from the offering and sale of the Securities by the Company, on the one hand, and the Placement Agent, on the other hand (it being understood that, with respect to the Placement Agent, such benefits received are limited to fees actually paid by the Company and received by the Placement Agent pursuant to this Agreement), and also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or costs, and any relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, the Placement Agent shall not be obligated to contribute any amount hereunder that exceeds the fees received by the Placement Agent in respect to the offering and sale of the Securities.

4.           The Company represents and warrants to the Placement Agent as of the date hereof and as of the Closing Date as follows:

(a)           The Company meets the requirements for use of Form S-3 under the Act and meets the requirements pursuant to the standards for such Form as (i) are in effect on the date hereof and (ii) were in effect immediately prior to October 21, 1992.  The Company’s Registration Statement was declared effective by the SEC (as defined below) and the Company has filed such post-effective amendments thereto as may be required under applicable law prior to the execution of this Agreement and each such post-effective amendment became effective.  The SEC has not issued, nor to the Company’s knowledge, has the SEC threatened to issue or intends to issue, a stop order with respect to the Registration Statement, nor has it otherwise suspended or withdrawn the effectiveness of the Registration Statement or, to the Company’s knowledge, threatened to do so, either temporarily or permanently, nor, to the Company’s knowledge, does it intend to do so.  On the effective date, the Registration Statement complied in all material respects with the requirements of the Act and the rules and regulations promulgated under the Act (the “Regulations”); at the effective date the Basic Prospectus (as defined below) complied, and at the Closing the Prospectus will comply, in all material respects with the requirements of the Act and the Regulations; each of the Basic Prospectus, the Prospectus and any Issuer Free Writing Prospectus as of its date and at the Closing Date did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent or its affiliates or by or on behalf of the Purchaser expressly for use therein.  As used in this Agreement, the term “Registration Statement” means the shelf registration statement on Form S-3 (File No. 333-161668) as declared effective by the Securities and Exchange Commission (the “SEC”), including exhibits, financial statements, schedules and documents incorporated by reference therein.  The term “Basic Prospectus” means the prospectus included in the Registration Statement, as amended, or as supplemented.  The term “Prospectus Supplement” means the prospectus supplement specifically relating to the Securities as to be filed with the SEC pursuant to Rule 424 under the Act in connection with the sale of the Securities.  The term “Prospectus” means the Basic Prospectus and the Prospectus Supplement taken together.  The term “Preliminary Prospectus” means any preliminary form of Prospectus Supplement used in connection with the marketing of the Securities.  The term “Issuer Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 of the Act relating to the Securities.   Any reference in this Agreement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include the documents incorporated by reference therein as of the date hereof or the date of the Prospectus or any Preliminary Prospectus, as the case may be, and any reference herein to any amendment or supplement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include any documents filed after the date of such documents and through the date of such amendment or supplement under the Exchange Act and so incorporated by reference.

(b)           Since the date as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change or any development which could reasonably be expected to give rise to a prospective material adverse change in or affecting the condition, financial or otherwise, or in the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and the subsidiaries of the Company, if any (the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (iii) other than regular quarterly dividends, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its shares of equity securities.

(c)           The Company has been duly organized as a corporation and is validly existing in good standing under the laws of the State of Maryland.  Each of the Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.  Each of the Company and its Subsidiaries has the required power and authority to own and lease its properties and to conduct its business as described in the Prospectus; and each of the Company and its Subsidiaries is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise.

(d)           As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 5,000,000 shares of excess stock, par value $.01 per share, and 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, $25 liquidation value per share (the “Series A Preferred Stock”), of which 37,260,740 shares of Common Stock, no shares of excess stock and 2,139,750 shares of Series A Preferred Stock are issued and outstanding and 12,739,260 shares of Common Stock are authorized and unissued (without giving effect to any Shares issued or to be issued as contemplated by this Agreement).  The issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares have been duly authorized, and when issued in accordance with the terms of the Company’s charter (the “Charter”) and the resolutions adopted by the Company’s Board of Directors and a duly-authorized committee thereof, and delivered as contemplated hereby, will be validly issued, fully paid and non-assessable and will be listed, subject to notice of issuance, on the New York Stock Exchange, effective as of the Closing; the Common Stock, the excess stock and the Series A Preferred Stock of the Company conform to all statements relating thereto contained in the Prospectus; and the issuance of the Securities is not subject to preemptive or other similar rights.

(e)           Neither the Company nor any of its Subsidiaries is in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject except where such violation or default would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise; and the execution, delivery and performance of this Agreement, and the issuance and delivery of the Securities and the consummation of the transactions contemplated herein have been duly authorized by all necessary action and will not conflict with or constitute a material breach of, or material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Company or any of its Subsidiaries pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will any such action result in any violation of the provisions of the Charter of the Company, as amended and supplemented, by-laws or other organizational documents of the Company or any of its Subsidiaries or any law, administrative regulation or administrative or court decree applicable to the Company.

(f)           The Company is organized in conformity with the requirements for qualification and, as of the date hereof and as of the Closing, operates in a manner that qualifies it as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and will be so qualified after giving effect to the sale of the Securities.

(g)           The Company is not required to be registered under the Investment Company Act of 1940, as amended.

(h)           No legal or governmental proceedings are pending to which the Company or any of its Subsidiaries is a party or to which the property of the Company or any of its Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not described therein, and to the knowledge of the Company no such proceedings have been threatened against the Company or any of its Subsidiaries or with respect to any of their respective properties that are required to be described in the Registration Statement or the Prospectus and are not described therein.

(i)           No authorization, approval or consent of any court or United States federal or state governmental authority or agency is necessary in connection with the sale of the Securities as contemplated hereunder, except such as may be required under the Act or the Regulations or state securities laws or real estate syndication laws.

(j)           The Company and its Subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by them, except where the failure to possess such certificates, authority or permits would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise.  Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise, nor, to the knowledge of the Company, are any such proceedings threatened or contemplated.

(k)           The Company has full power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

(l)           As of the dates set forth therein or incorporated by reference, the Company had good and marketable title to all of the properties and assets reflected in the audited financial statements contained in the Prospectus, subject to no lien, mortgage, pledge or encumbrance of any kind except (i) those reflected in such financial statements, (ii) as are otherwise described in the Prospectus, (iii) as do not materially adversely affect the value of such property or interests or interfere with the use made or proposed to be made of such property or interests by the Company and each of its Subsidiaries or (iv) those which constitute customary provisions of mortgage loans secured by the Company’s properties creating obligations of the Company with respect to proceeds of the properties, environmental liabilities and other customary protections for the mortgagees.

(m)           Any certificate signed by any officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed a representation and warranty by the Company to the Placement Agent as to the matters covered thereby.

(n)           Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Prospectus will cause the Company to violate or be in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(o)           The statements set forth in the Basic Prospectus under the subheading “Description of Common Stock” in so far as such statements purport to summarize provisions of laws or documents referred to therein, are correct in all material respects and fairly present the information required to be presented therein.

(p)           There is no contract, agreement, indenture or other document to which the Company or any of its Subsidiaries is a party required to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 or any subsequent Exchange Act filings prior to the date hereof that has not been so filed as required.

5.           The Placement Agent represents and warrants to the Company that (i) it is duly registered and in good standing as a broker-dealer under the Exchange Act and licensed or otherwise qualified to do business as a broker-dealer with the National Association of Securities Dealers, Inc. and  in all states in which it will offer any of the Securities pursuant to this Agreement, (ii) assuming the Prospectus complies with all relevant provisions of the Act in connection with the offer and sale of the Securities, the Placement Agent will conduct all offers and sales of the Securities in compliance with the relevant provisions of the Act, the Regulations, the Exchange Act and the regulations promulgated thereunder, and various state securities laws and regulations (iii) the Placement Agent will only act as agent in those jurisdictions in which it is authorized to do so and (iv) the Placement Agent will not distribute to the Purchaser any written material relating to the offering contemplated hereby other than the Registration Statement, or the Prospectus or any Preliminary Prospectus.

6.           Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing and, if to the Placement Agent, shall be sufficient in all respects if delivered or sent by facsimile to 212-446-9181 or by certified mail to CSCA Capital Advisors, LLC, 280 Park Avenue, New York, NY, 10017, Attention:  Bradley Razook, and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company by facsimile to 732-577-9981 or by certified mail to the Company at 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, Attention:  Michael Landy.

7.           This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without regard to conflict of laws principles.

8.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement.  Executed counterparts may be delivered by facsimile.

9.           When used herein, the phrase “to the knowledge of” the Company or “known to” the Company or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Executive Vice President—Investments of the Company and includes the knowledge that such officers would have obtained of the matter represented after reasonable due and diligent inquiry of those employees of the Company whom such officers reasonably believe would have actual knowledge of the matters represented.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided below and return a signed copy of this letter to the Company.

Sincerely,

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael P. Landy
	Name:	Michael P. Landy
	Title:	Chief Operating Officer

Accepted by:

CSCA CAPITAL ADVISORS, LLC

By:	/s/ Laurent X. de Marval
	Name:	Laurent X. de Marval
	Title:	Managing Director

Annex I

Comfort Letter

1.
We are an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

2.
In our opinion, the consolidated financial statements and financial statement schedule audited by us and included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 and incorporated by reference in the Registration Statements comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations adopted by the SEC.

3.
We have not audited any financial statements of the Company as of any date or for any period subsequent to September 30, 2010; although we have conducted an audit for the years ended September 30, 2010 and 2009, the purpose, and therefore the scope, of the audits were to enable us to express our opinion on the consolidated financial statements as of September 30, 2010 and 2009, and for the three years ended September 30, 2010, but not on the consolidated financial statements for any interim periods within and subsequent to those years.  Therefore, we are unable to and do not express any opinion on (i) the unaudited consolidated balance sheet at June 30, 2011 and the unaudited consolidated statement of operations and cash flows for the three and nine month periods ended June 30, 2011, all incorporated by reference in the Registration Statements from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011; (ii) the financial position, results of operations or cash flows as of any date or for any period subsequent to September 30, 2010.

4.
For purposes of this letter, we have read all minutes of meetings of the stockholders, the Board of Directors, and Audit Committee of the Company as set forth in the minute books from October 1, 2010 to November 28, 2011, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein; we have carried out other procedures to November 28, 2011 as follows (our work did not extend from November 29, 2011 to November 30, 2011, inclusive):

a.	With respect to the three and nine month periods ended June 30, 2011 we have:

(i)
Performed the procedures specified by the PCAOB for a review of interim financial information as described in PCAOB Interim Standard AU 722, Interim Financial Information, on the unaudited consolidated balance sheet at June 30, 2011 and the unaudited consolidated statements of operations and cash flows for the three and nine month periods ended June 30, 2011 incorporated by reference in the Registration Statements from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

(ii)
Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited consolidated financial statements referred to in item a. (i) above comply as to form in all material respects with the applicable accounting requirements of the Act and Exchange Act and the related rules and regulations adopted by the SEC.

The foregoing procedures do not constitute an audit conducted in accordance with the standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.

5.	Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

a.
Any material modifications should be made to the unaudited consolidated financial statements described in item 4 above, incorporated by reference in the Registration Statements, for them to be in conformity with accounting principles generally accepted in the United States of America.

b.
The unaudited consolidated financial statements described in item 4 above do not comply as to form in all material respects with the applicable accounting requirements of the Act and Exchange Act and the related rules and regulations adopted by the SEC.

6.
Company officials have advised us that no consolidated financial statements as of any date or for any period subsequent to June 30, 2011, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after June 30, 2011 have, of necessity, been even more limited than those with respect to the periods referred to in item 4.  We have inquired of certain officials of the Company who have responsibility for financial and accounting matters whether (a) at November 28, 2011, there was any change in the capital stock, increase in long-term debt or any decreases in consolidated shareholders’ equity of the Company as compared with amounts shown on the June 30, 2011, unaudited consolidated balance sheet incorporated by reference in the Registration Statements or (b) for the period from July 1, 2011 to November 28, 2011 there were any decreases, as compared with the corresponding period in the preceding year, in consolidated rental and reimbursement revenue or in the total or per-share amounts of net income (loss).  On the basis of these inquiries and our reading of the minutes as described in item 4, nothing came to our attention that caused us to believe that there was any such change, increase, or decrease, except in all instances for changes, increases, or decreases that the Registration Statements discloses have occurred or may occur.

7.
Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole.  For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated below, and, accordingly, we express no opinion thereon.

8.
However, for purposes of this letter we also read the items identified by you on the attached copies of selected pages of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended December 31, 2010, March 31, 2011, and June 30, 2011, and the preliminary prospectus supplement dated November 28, 2011, and have performed the following additional procedures, identified in the letters below:

A.
Compared the corresponding amounts or percentage in, or amounts or percentages combined, to the Company’s audited financial statements incorporated by reference in the Registration Statements and found them to be in agreement.

B.
Compared the corresponding amounts or percentage in, or amounts or percentages combined, to the Company’s unaudited financial statements included in the Company’s Form 10-Q filings and incorporated by reference in the Registration Statements and found them to be in agreement.

C.
Compared the amount or percentage with an agreement, a schedule or report prepared by the Company from its accounting records and found them to be in agreement.  Our audit for the year ended September 30, 2011 is not completed, accordingly all references to figures in the fiscal 2011 year have not been audited.

D.
Compared the corresponding amounts or percentage in, or amounts or percentages combined, to the Company’s September 30, 2007 or 2006 consolidated financial statements not audited by us, and not incorporated by reference in the Registration Statements, and found them to be in agreement.  Accordingly, we provide no opinion or any other assurance on such amounts or percentages.

E.
Proved the arithmetic accuracy of Funds from Operations (“FFO”).  FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and we make no comment as to the sufficiency of the individual adjustments included to arrive at FFO nor do we make any comment as to the sufficiency of the disclosures or the suitability of this measure for valuation or other purposes.

F.
Recalculated the indicated amounts or percentage and found it to be in agreement. Such recalculations were based upon consolidated financial statements audited and reviewed by us as well as consolidated financial statements not audited or reviewed by us.  Accordingly, we provide no opinion or other assurance on any amounts or percentages for periods prior to June 30, 2008 which were not audited or reviewed by us.

9.
It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraph; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages described above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Registration Statements and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

Annex II

Opinion of Stroock & Stroock & Lavan LLP

1.           The Registration Statement has been declared effective under the Act, and to our knowledge, (a) no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued, and (b) no proceedings for that purpose have been instituted or are pending or threatened by the SEC.  The Prospectus has been filed with the SEC.

2.           The Registration Statement and the Prospectus (other than the financial statements and other financial data contained therein, as to which we express no opinion) comply as to form in all material respects with the applicable requirements of the Act and the Regulations.

3.           The descriptions in the Registration Statement and the Prospectus of statutes, legal and governmental proceedings, contracts and other legal documents, insofar as they address legal matters, fairly summarize in all material respects the information about legal matters required to be disclosed by the applicable Items of the Registration Statement.

4.           Neither the Company nor any of its Subsidiaries is an “investment company” or entity controlled by an “investment company” within the meaning of the Act.

5.           The execution, delivery and performance of the Placement Agent Agreement and the Purchase Agreements by the Company, and the issuance and delivery of the Shares, will not conflict with or constitute a material breach of any Material Contract.  For the purposes of this opinion, “Material Contract” means any agreement or instrument which the Company filed with the SEC as an exhibit to the Registration Statement.

6.           To our knowledge, no authorization, approval or consent of any court or United States federal or state governmental authority or agency having jurisdiction over the Company and its Subsidiaries and which govern transactions such as the Transaction, is necessary in connection with the sale of the Shares, except such as may be required under the Act or the Regulations or under state securities laws and real estate syndication laws as to which we express no opinion.

7.           To our knowledge, no legal or governmental proceedings are pending to which the Company or any of its Subsidiaries is a party or to which the property of the Company or any of its Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not described therein, and to our knowledge no such proceedings have been threatened against the Company or any of its Subsidiaries or with respect to any of their respective properties that are required to be described in the Registration Statement or the Prospectus and are not described therein.

8.           For its taxable years ended September 30, 2005 through September 30, 2010, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code.

9.           The Company’s current organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its September 30, 2011 taxable year.

10.         The federal income tax discussions described in the Prospectus under the caption “Material United States Federal Income Tax Consequences” and in the Prospectus Supplement under the caption “Additional Material United States Federal Income Tax Consequences”, to the extent such discussions constitute matters of law, summaries of legal matters or legal conclusions, are correct in all material respects and fairly summarize in all material respects the federal income tax laws referred to therein.

In connection with our representation of the Company with respect to the offering of the Shares, we have reviewed and relied upon certain corporate records and documents, letters from counsel for the Company and accountants, and oral and written statements of officers (specifically including but not limited to the Secretary’s Certificate) and other representatives of the Company and others as to the existence and consequence of certain factual and other matters, and have participated in conferences with officers and other representatives of the Company and representatives of the Placement Agent, including counsel for the Placement Agent, during which conferences and conversations the contents of the Registration Statement and the Prospectus and any amendment or supplement thereto and related matters were discussed; and, based upon such participation and review, and relying as to materiality in part upon the factual statements of officers and other representatives of the Company and representatives of the Placement Agent, nothing has come to our attention that causes us to believe that the Prospectus (except for the financial statements and related data and other financial or accounting data contained or incorporated by reference therein or omitted therefrom, as to which we do not comment), as of its date and the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Annex III

Opinion of Venable LLP

1.           The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.           The Company has the requisite corporate power to own or lease its properties and to conduct its business as described in the Basic Prospectus under the caption “Monmouth Real Estate Investment Corporation,” to enter into the Agreements and to carry out all the terms and provisions of the Agreements to be carried out by it.

3.           As of the date hereof, the number of shares of authorized stock of the Company is as set forth in the Basic Prospectus under the heading “Description of Capital Stock” (as updated by the related disclosure in the Prospectus Supplement under the heading “The Company”) and consists of 50,000,000 shares of Common Stock, 5,000,000 shares of excess stock, par value $0.01 per share, and 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

4.           The issuance and sale of the Shares pursuant to the Purchase Agreements have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company against payment of the agreed consideration therefor in accordance with the provisions of the Purchase Agreements and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

5.           No holders of outstanding shares of stock of the Company are entitled to any preemptive or other similar rights under the Maryland General Corporation Law (the “MGCL”) or under the Charter or the Bylaws to subscribe for or purchase any of the Shares.

6.           The execution and delivery of the Agreements have been duly authorized by all necessary corporate action on the part of the Company.

7.           The execution, delivery and performance of the Agreements and the issuance and delivery of the Shares in accordance with the Purchase Agreements and the Resolutions will not conflict with or result in a violation of the provisions of the Charter or the Bylaws, the laws of the State of Maryland, or any decree, judgment or order of any Maryland governmental authority applicable to the Company or the Subsidiary.

8.           The Shares conform in all material respects to the description of the Common Stock of the Company set forth under the subheadings “General” and “Restrictions on Ownership and Transfer” in the section of the Basic Prospectus entitled “Description of Capital Stock”.

9.           The authorized stock of the Company conforms in all material respects to the description thereof set forth under the heading “Description of Capital Stock” in the Basic Prospectus.

10.         The statements in the section of the Basic Prospectus entitled “Risk Factors” under the heading “We are subject to restrictions that may impede our ability to effect a change in control”, insofar as such statements purport to summarize provisions of the Charter or the Bylaws or the MGCL, are accurate in all material respects.

11.         No authorization, approval or consent of any court or governmental authority of the State of Maryland is necessary in connection with the consummation of the transactions contemplated by the Agreements, except those, if any, which have already been obtained or rendered (and except as may be required under the securities laws of the State of Maryland, as to which we express no opinion).